Exhibit 99.6

CAUTIONARY   STATEMENTS  REGARDING  "SAFE  HARBOR"  PROVISIONS  OF  THE  PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995.

         From time to time, Hungarian Telephone and Cable Corp. ("HTCC" or the "Registrant" and, together with its consolidated subsidiaries, the "Company") issues statements in public filings or press releases, or makes oral statements through an authorized officer of the Company, that may be considered forward looking. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, filed herewith as an exhibit are a number of cautionary statements identifying certain factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made by, or on behalf of, the Company.

         The Company, through its four majority-owned operating subsidiaries (Kelet-Nograd Com Rt. ("KNC"), Raba Com Rt. ("Raba-Com"), Papa es Tersege
Telefon Koncesszios Rt. ("Papatel"), and Hungarotel Tavkozlesi Rt. ("Hungarotel") each, an "Operating Company" and together, the "Operating Companies") is engaged principally in the provision of non-cellular local voice telephone services in five defined regions within the Republic of Hungary, and, therefore, is subject to certain unique business, legal, economic, political, cultural, and other factors that may affect the Company's results of operations and financial condition.

         Forward-Looking Statements; Cautionary Statement. When used anywhere in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "project," "outlook," or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These risk factors are described below. The Company specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

         The Company wishes to caution readers that the following important factors, among other things, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual consolidated results for the Company's current quarter and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

Hungarian Economic, Political and Legal Considerations

         As substantially all of the Company's operations are located in the Republic of Hungary, the Company's operations, financial condition and the market prices of its common stock will be affected by political, economic and legal developments in or affecting Hungary. The Company is currently subject to various governmental requirements and restrictions, including, without limitation, requirements relating to minimum Hungarian equity ownership of its Hungarian subsidiaries (the "Operating Companies"). See "- Government Regulation; Terms of Concession Contracts-Hungarian Equity Ownership Requirements."

         In 1989, Hungary became a multiparty constitutional republic and began the process of implementing a plan to transform its economy from one that was centrally planned to one that is market oriented. This process (which includes a major privatization program) is expected to continue, and will not be fully realized for some years to come. To support and implement the new economic system, Hungary has substantially revised its laws and regulations, and continues to do so. There can be no assurance regarding the degree to which such changes will continue to be realized or implemented or as to the development of additional laws that may affect the Company and its operations, including, without limitation, laws relating to non-Hungarian ownership of telecommunications assets, appropriation, seizure and the convertibility of the Forint. See "- Foreign Currency and Exchange Risks and Regulation." In addition, Hungary's laws, including laws governing telecommunications, will require substantial revision as part of Hungary's transition to a market economy and to meet EU standards, as may be in force from time to time. There can be no assurance regarding the effect of such changes on the Company or its licenses, including the exclusivity provisions thereof. Furthermore, enforcement and administration of these laws and regulations are often inconsistent and without precedent and many have not yet been the subject of judicial interpretation.

         Although Hungary is developing institutions and a legal and regulatory system characteristic of parliamentary democracies, these institutions and systems lack institutional history and regularly observed procedural safeguards. Corporate, contract, property, bankruptcy, competition, securities and other laws and regulations have been, and continue to be, substantially revised.
Existing laws and regulations may be applied inconsistently in some circumstances and it may not be possible to obtain swift and equitable enforcement of the law. As a result, and for a variety of other reasons, shifts in government policy and regulation are possible. There can be no assurance, therefore, that the political framework in Hungary will continue to foster the development of private enterprise, or to be favorable to non-Hungarian investment and ownership.

         Due to these factors, significant uncertainties exist with respect to the future governance of, and economic policies in, Hungary. The process of converting to a free market economy has affected, and will continue to affect, consumer prices, gross domestic product and interest rates in Hungary, all of which will affect Hungarian businesses, including the Operating Companies. There can be no assurance that the significant social, political and economic changes which Hungary has experienced recently, and which are expected to continue, will not have a material adverse effect on the Company and its investors, including the Company's ability to successfully operate its telecommunications networks in Hungary.

Inflation, Local Currency Devaluation and Economic Growth

         The Hungarian economy has been characterized by high rates of inflation and devaluation of the Hungarian Forint against the U.S. Dollar and various European currencies. In 1994, 1995 and 1996, the annual reported inflation rate in Hungary (measured by the national consumer price index) was approximately 18.8%, 28.2% and 23.6%, respectively. The Hungarian Forint has devalued against the U.S. Dollar in 1992, 1993 and 1994 by 11.0%, 19.9% and 9.9%, respectively. In March 1995, an immediate 9.0% devaluation of the Hungarian Forint was announced together with a new policy of daily or "crawling peg" devaluation against a target basket of major currencies. This resulting in an overall 1995 devaluation rate of 29.9% against the U.S. Dollar. During 1996, the monthly devaluation rate was established pursuant to governmental decree at 1.2% for the entire year resulting in an overall 1996 devaluation rate of 18.4% against the U.S. Dollar. For 1997, the Hungarian government announced through a decree that it will continue to implement the 1.2% monthly devaluation rate. The Hungarian GNP per capita increased only 1.5% in 1995 and 1.0% in 1996, in part, as a result of the rate of inflation noted above. The exchange rate for the Hungarian Forint, as set by the National Bank of Hungary, declined from approximately
100.70 Forints per U.S. Dollar at December 31, 1993 to approximately 179.52 Forints per U.S. Dollar at March 31, 1997.

Foreign Currency and Exchange Risks and Regulation

         HTCC's principal source of revenues is expected to be payments from the Operating Companies. In addition, borrowings and other principal obligations of the Operating Companies are Hungarian Forint denominated obligations but pegged to a fixed U.S. Dollar or Deutsche Mark amount. All of the Operating Companies' anticipated revenues (as well as the majority of their operating expenses, other than payments under certain construction and management contracts) are in Hungarian Forints.

         As a result of the above, the Company will be subject to significant foreign exchange risk. There are currently no meaningful ways to hedge Hungarian currency risk. Therefore, the Company's ability to limit its exposure to currency fluctuations is significantly restricted. During the years ended December 31, 1994, 1995 and 1996, and for the three months ended March 31, 1997, the Company incurred losses from foreign currency transactions, of approximately $373,000, $4.1 million, $6.2 million, and $263,000 respectively.

         Although the Forint has recently become exchangeable outside Hungary, there is not yet a substantial freely convertible exchange market in place for the Forint outside of Hungary. In addition, Hungarian law permits the repatriation of foreign currency only to the extent of capital investment and earnings, as determined under applicable Hungarian law. The repayment of any intercompany debt and payments under management service agreements by the Operating Companies to HTCC are not subject to foreign currency regulation provided that certain Hungarian legal requirements have been met. HTCC's management services agreements with its subsidiaries and its intercompany debt meet such requirements. However, there can be no assurance as to the future exchangeability or convertibility of Forints.

Government Regulation; Terms of Concession Contracts

     General

         The Company's current and proposed operations in Hungary are subject to Hungarian laws and regulations relating to the establishment and operation of telecommunications systems, including the Hungarian Telecommunications Act of 1992 (the "Hungarian Telecom Act") and subsequent decrees and regulations.

         Beginning in 1992, the Hungarian government began the process of privatizing Hungary's telecommunications industry by selling an initial 30% stake in Magyar Tavkozlesi Rt. ("MATAV"), the formerly State-controlled monopoly telephone company, to a consortium comprised of Deutsche Telekom, the German public telephone operator (a "PTO"), and Ameritech, a U.S. regional bell operating company. The equity stake sold to this consortium was increased to 67% in 1995. In addition, the Hungarian Ministry of Transportation, Telecommunications and Water Management (the "Ministry") divided the country into 54 primary telecommunications service areas in order to take some of such primary telecommunications service areas out of MATAV's national network with respect to the provision of local basic telephone service while allowing MATAV to continue its monopoly in the provision of domestic and international long distance services. In 1993, the Ministry solicited bids for concessions to build, own and operate telecommunications networks in the 25 service areas which had been chosen to exit the MATAV system. As of March 31, 1997, 23 of the 25 concessions for which the Ministry solicited bids had been awarded. Winning bidders (each a Local Telephone Operator, "LTO", and together the "LTOs") included: the Company (presently 5 areas); UTI, a consortium formed by Alcatel Austria AG and US Telecom East, Inc. (4 areas); affiliates of Compagnie Generale des Eaux (4 areas) and the Swiss and Dutch PTTs (1 area); a bidding group including United International Holdings (1 area); and a consortium comprised of Bezeq, the Israeli PTO, and MATAV (3 areas). MATAV retained the rights to service 5 such areas. Both MATAV and each LTO have exclusivity in their respective areas for an agreed period in respect of non-cellular local voice telephone services. Other potential providers may apply for a license to carry out non-exclusive telecommunications services (e.g., data transmission) throughout Hungary, including the Operating Areas.

         The Ministry sets the maximum rates and fees that the LTOs, including the Operating Companies, may charge subscribers. In addition, the Ministry establishes the revenue sharing arrangement between the Operating Companies and MATAV (in its capacity as the operator of Hungary's national telephone network, through which domestic long distance and international long distance service is provided).

     Concession Contracts

         The Operating Companies' rights to provide non-cellular local voice telephone services in the Operating Areas are governed by concession contracts entered into with the Ministry (the "Concession Contracts"). The Concession Contracts are for terms of 25 years, which may be extended by the Ministry without conducting a new auction, under certain conditions, for an additional 12 1/2 years. The Concession Contracts require the Operating Companies, among other things, to: (i) pay certain royalty fees and make certain social and educational contributions; (ii) refrain from changing the share ownership of the Operating Companies by more than 10% without the prior written consent of the Ministry;
(iii) satisfy specified percentages of subscriber demand for telephone service within specified time frames; (iv) provide certain services and monetary and other support to the Operating Areas; and (v) meet certain minimum requirements for installing new access lines in their respective Operating Areas. HTCC, as the majority shareholder of each Operating Company, has guaranteed the Operating Companies' obligations under the Concession Contracts.

         The failure to meet required construction milestones may result in the levying of fines by the Ministry. Such fines are computed based on a contractual formula and may be substantial. Hungarotel and Papatel did not comply with their respective build-out requirements until June 1996, at which time each entered into an amended Concession Contract with the Ministry which included revised milestone requirements. For 1996, Raba-Com and Papatel were in compliance with their build-out requirements but KNC and Hungarotel were not. As a result of the Company's substantial progress to date with respect to network construction in all of its Operating Areas, communicating the reasons for any construction delays to the Ministry and in light of the Ministry entering into amended Concession Contracts with Hungarotel and Papatel, the Company believes that it is unlikely that any material fines will be imposed for 1996. For 1997, the Company expects to be in full compliance with its build-out requirements in all of its Operating Areas. However, in the event that fines are imposed by the Ministry, such fines would be assessed based on a maximum of HUF 500.0 million (approximately $2.8 million at the March 31, 1997 exchange rate) in the case of KNC and Raba-Com, reduced in proportion to the amount of required construction that has been completed in their Operating Areas. There can be no assurance, however, that each of the Operating Companies will be able to meet such requirements in the future or, if any of the Operating Companies does not meet such requirements, that it will be able to obtain a waiver on terms acceptable to the Company. To the extent not waived by the Ministry, a breach of any of the Concession Contracts, including a breach of the Hungarian equity ownership requirements discussed below, could have a material adverse effect on the Company, including possible termination of such Concession Contract, which would result in the Operating Company forfeiting its concession rights and ceasing its operations.

     Hungarian Equity Ownership Requirements

         The Ministry has stipulated in the Concession Contracts for Hungarotel and Papatel, as amended in June 1996, that each of the Operating Companies must meet certain Hungarian ownership requirements so that by the end of the seventh year of their Concession Contracts, Hungarian ownership must consist of 25% plus one share of the relevant Operating Company. For the first three months after assuming operations of an Operating Area from MATAV, no Hungarian ownership was required. For the seven-year period following the date or amendment of a Concession Contract, as the case may be, Hungarian ownership must be at least 10%, except that during such period such ownership may be reduced to as low as 1% for a period of up to two years. During such seven-year period, while the Hungarian ownership block is required to be at least 10%, such block must have voting power of at least 25% plus one share, thus providing Hungarian stockholders the right to block certain transactions which, under Hungarian corporate law, require a supermajority (75%) vote of stockholders voting on the matter, such as mergers and consolidations, increases in share capital and winding-up.

         For these purposes, Hungarian ownership of shares means shares owned by Hungarian citizens. Shares owned by a corporation are considered Hungarian owned only in proportion to the Hungarian ownership of such corporation. The LTOs can also fulfill the 25% plus one share Hungarian ownership requirement by listing such shares on the Budapest Stock Exchange.

         The equity ownership requirements and exceptions described above are contained in the June 1996 amended Concession Contracts for Hungarotel and Papatel. KNC and Raba-Com may not presently be in compliance with the equity ownership requirements expressly set forth in their Concession Contracts which call for a shorter compliance period. However, the Ministry has stated, pursuant to a letter dated September 18, 1996, that it intends that all of the Operating Companies be treated equally with respect to such ownership requirements, with which KNC and Raba-Com are currently in compliance. Therefore, the Company does not believe that any lack of current compliance is material.

         Each of the Operating Companies, other than Papatel, is currently in compliance with the 1% ownership requirement. Papatel's Concession Contract permits an initial Hungarian ownership level of its current 0.8%. If the Hungarian ownership does not meet the required levels, the LTO is required to give notice to the Ministry, which may then require the LTO to rectify the situation within three months, or a shorter period, if the Ministry considers that there has been a delay in the required notification. Failure to do so, or failure to comply with the greater than 25% Hungarian ownership requirement at the end of the seven-year period will be considered a serious breach of a Concession Contract, giving the Ministry the right, among other things, to terminate the Concession Contract. There can be no assurance that the Company will be able to increase the Hungarian ownership in the Operating Companies in a manner sufficient to comply with such requirements in the future.

         The Hungarian ownership requirements effectively give minority Hungarian stockholders in the Operating Companies the ability to block certain corporate transactions requiring the approval of 75% of stockholders voting on the matter, including mergers and consolidations, increases in share capital and winding-up. In addition, compliance with the Hungarian ownership requirements is presently expected to result in a reduction in the Company's ownership in the Operating Companies, and, consequently, the Company's share of revenues and income, if any, of the Operating Companies will be reduced proportionately. See also "- Operating Companies Not Wholly Owned."

     Hungarian Taxation

         The payment of dividends by the Operating Companies and the payment of Hungarian income taxes by the Operating Companies currently are subject to partial "tax holidays" through December 31, 2003. Hungary's income tax law, however, is subject to change and, therefore, there can be no assurance that such holidays will remain in effect for the Operating Companies through such period.

         The operations of the Company's Hungarian subsidiaries, including the Operating Companies, are subject to Hungarian corporate income tax. Generally, Hungarian corporations are subject to tax at an annual rate of 18.0% of all undistributed profits and a further 23.0% of distributed profits (20.0% for 1997). Companies which fulfilled certain criteria became entitled to a 100.0% reduction in income taxes for the five year period ending December 31, 1998 and a 60.0% reduction in income taxes for the subsequent five year period ending December 31, 2003, provided certain criteria continue to be met. The Operating Companies are currently eligible for such tax treatment. However, the corporate income tax is reviewed, and subject to change, annually. Any tax increase or change in the tax exempt status of the Operating Companies could have a material adverse effect on the Company.

Limited Exclusivity Rights; Competition

         Pursuant to the Concession Contracts, the Operating Companies have been granted the exclusive rights to provide non-cellular local voice telephone services within their respective Operating Areas through November 1, 2002. Other telecommunications service providers presently are permitted to apply for licenses to provide non-exclusive services (e.g., data transmission) throughout Hungary, including the Operating Areas. In addition, beginning in 2002, other competitors may choose to enter the non-cellular local voice telephone services market, but the terms and conditions upon which such market entry will be effected are today unclear. The Company does not enjoy exclusivity rights in respect of the provision of other services such as data transmission or value-added services such as voice mail and call waiting. In the event a competitor builds a telecommunications infrastructure with the capacity to provide non-exclusive services prior to 2002 and non-cellular local voice telephone services beginning in 2002 in an Operating Area (as is presently permitted), such competitor could, assuming it obtains the proper authorizations, directly compete with the Company in the Operating Area with respect to such services.

         In addition, Hungary has applied for membership in the EU and in December 1991 signed an Association Agreement as a first step toward such membership. There can be no assurance that Hungary will not amend existing laws and regulations or enact new laws and regulations substantially reducing or eliminating such exclusivity rights pursuant to conditions to membership in the EU or otherwise or that the Company will be able to compete successfully against other telecommunications providers for local non-voice telephone services or, after the termination of the exclusivity period, for non-cellular local voice telephone services.

         While the Operating Companies are the exclusive providers of non-cellular local voice telephone services within their respective Operating Areas, they face competition from the various mobile telephone service providers in Hungary, particularly due to the ability of cellular providers to deliver immediate telephone service to their customers. Although the Company believes the current rates for its services are generally less expensive than those of mobile telephone service providers, there can be no assurance that the Company will be able to compete successfully against such mobile telephone service providers.

Holding Company Structure and Dependence on Cash Flow from Subsidiaries; Restrictions on Dividends

         HTCC is a holding company, with no business operations or source of income of its own. The Company's cash flows is dependent on the earnings of the Operating Companies, and the distribution of those earnings in the form of debt service repayments, management fees, loans, dividends and other distributions. Since the Operating Companies are majority-owned, but not wholly-owned, by HTCC, HTCC will only be entitled to receive its pro rata share of the earnings of such subsidiaries. To the extent the Operating Companies must issue additional equity to meet Hungarian equity ownership requirements, HTCC's ownership will be decreased. In addition, certain of the Operating Companies may be subject to restrictions on distributions, in certain circumstances, imposed by their creditors. See "- Government Regulation; Terms of Concession Contracts-Hungarian Equity Ownership Requirements."

Limited Operating History; Operating Losses; Leverage

         HTCC was organized in March 1992 and, through March 31, 1995, was a development stage company without significant operating revenues. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of its performance.

         The Company has experienced cumulative net losses from inception through March 31, 1997 of $87.9 million ($54.8 million of which was generated in the year ended December 31, 1996). The Company expects that it will incur losses at least until it substantially completes construction of its telecommunications networks and connects additional subscribers. In addition, the Company's ability to generate net income will be dependent on its ability to retain skilled managerial, financial, technical, marketing and other personnel, to manage its growth and construction costs, control operating expenses and to provide satisfactory service levels. If the Company's future revenues are insufficient to cover future costs and expenses, the Company may require additional sources of financing to fund its working capital and capital expenditure requirements. There can be no assurance that additional financing will be available on terms and conditions acceptable to the Company or in a timely manner or at all, or that additional capital contributions will be provided by its stockholders.

         As of March 31, 1997, the Company's total consolidated indebtedness was $183.8 million. The Company's high degree of leverage will require that a significant portion of the Company's cash flow be used for debt service and may impair the Company's ability to (i) refinance its existing indebtedness or obtain additional financing to fund its future working capital requirements,
(ii) obtain additional  financing to make capital expenditures and acquisitions,
(iii) withstand adverse economic conditions or take advantage of significant business opportunities that may arise, (iv) invest in new or developing technologies, or (v) respond to changes affecting the implementation of its financing, construction or operating plans.

Restrictions Under Debt Instruments

         The Company's operating and financial performance is, or may become, subject to covenants contained in certain agreements related to the Company's indebtedness, including the $170 million 10-year credit facility with Postabank es Takarekpenztar. Among other things, these agreements (i) limit the Company's flexibility, including the ability to utilize the proceeds of such indebtedness other than for certain specified purposes, incur liens and dispose of certain assets. These restrictions could limit the Company's ability to respond to adverse changes in economic, regulatory or industry conditions.

         Such debt and other obligations are, in some cases, secured by the assets of HTCC and the Operating Companies, including HTCC's interests in the Operating Companies. Should the Company default on any payment or should any other default occur, such as a breach of any of the covenants or restrictions contained in the Concession Contracts resulting in a termination of a Concession Contract, the Company's creditors would be entitled to invoke their remedies as secured or unsecured creditors, as the case may be.

Development of Market and Market Acceptance

         The Company's revenues are derived primarily from measured service and connection and monthly subscription fees from residential and business and other institutional subscribers (including government institutions) within each of its Operating Areas and, pursuant to revenue sharing agreements with MATAV, from domestic and international long distance service. As of March 31, 1997, the Company's Operating Areas had a combined population of approximately 689,000 inhabitants (an estimated 278,000 households) with 112,200 installed access lines (including pay phones) and a waiting list for additional access lines of 46,700. While telecommunications facilities in all of the Operating Areas are not yet fully developed, with an average penetration rate of approximately 16 access lines per 100 inhabitants, compared to a European Union average of nearly 48 access lines per 100 inhabitants, it is not known to what extent potential subscribers will accept or use basic telephony services given the limited history of the provision of basic telephony services. Also, certain ancillary value-added telecommunications services which the Company offers or intends to offer, such as call waiting, voice mail, three-way calling, call forwarding and caller ID, may be perceived as luxury items and may not be affordable given existing Hungarian reported disposable income levels. Furthermore, the one-time connection fees of up to HUF 30,000 ($167 at the March 31, 1997 exchange rate) (plus VAT) for residential subscribers, and up to HUF 90,000 ($501 at the March 31, 1997 exchange rate) (plus VAT) for business and other institutional subscribers (including government institutions), may not be sustainable. There can be no assurance as to the ultimate level of demand for, or market acceptance of, any of the Company's services.

Relationship with Citizens; Transactions with Affiliates; Conflicts of Interest

         A subsidiary of Citizens Utilities Company (Citizens Utilities Company and its subsidiaries are hereinafter referred to as "Citizens") is the Company's principal stockholder, beneficially owning approximately 19.2% of HTCC's Common Stock presently issued and outstanding, and has options and a warrant pursuant to which Citizens owns approximately 58.1% of HTCC's Common Stock on a fully-diluted basis. Such options and warrant are presently exercisable at prices presently ranging from $13.00 to $18.00 per share, subject to adjustment under certain circumstances. In addition, Citizens has certain preemptive and anti-dilution rights which are designed to ensure that Citizens is able to maintain its right to acquire control in the event of, among other things, a change in the capitalization or number of outstanding shares of HTCC. As a result, Citizens could, subject to applicable law, exercise effective control over the management and affairs of the Company following an exercise of a substantial number of its options and warrant, and election of its designees to a majority of HTCC's board seats.

         Pursuant to a management services agreement, which expires in 2007, between HTCC and Citizens, Citizens provides, upon request, certain administrative, financial, technical, construction, marketing and operational services to HTCC and its affiliates for which Citizens receives a management fee and reimbursement of certain expenses (including certain salaries and expenses of employees of Citizens engaged in providing services to the Company and allocable overhead expenses). In addition, Citizens has provided financial support to the Company from time to time, although it currently has no obligation to do so. If the Company's relationship with Citizens were materially weakened or terminated, the Company may be adversely affected. There can be no assurance that disagreements with Citizens with respect to operational, financial, economic or other matters relating to the Company and its subsidiaries will not arise in the future and, if they do arise, that the existence of any such disagreement will not have or lead to a material adverse effect on the Company or its subsidiaries.

Rapid Technological Change

         The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that, in the short term, these changes will neither materially affect the continued use of fiber optic, coaxial, copper cabling or radio technologies nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company and the Operating Companies cannot be predicted. In addition, the cost of implementation of emerging technologies could be significant and the Company's ability to fund such implementation may be dependent on its ability to obtain additional financing

Operating Companies Not Wholly Owned

         Although the Company has a sufficient interest in the Operating Companies to be able to exercise control, the holders of various minority interests in the Operating Companies are protected by certain provisions of Hungarian corporate law which, among other things, require a supermajority (75%) vote of stockholders voting on the matter to approve certain actions, such as mergers and consolidations, increases in share capital and winding-up. Accordingly, the Company may not exercise complete control over such companies and may be required to deal with such companies on terms no less favorable to such companies than could be obtained from unaffiliated third parties. Pursuant to joint venture and shareholders' agreements among the Company and Tele Danmark A/S ("Tele Danmark") and the Danish Investment Fund for Central and Eastern Europe (the "Danish Fund") as well as the organizational documents of KNC and Raba-Com, Tele Danmark and the Danish Fund have veto power over certain transactions involving such Operating Companies, such as increasing or decreasing share capital, sale or disposition of assets over certain amounts and other significant actions. In addition, dividends or other distributions paid or made by such companies must be paid or made on a pro rata basis to all stockholders. See "-Government Regulation; Terms of Concession Contracts-Hungarian Equity Ownership Requirements."

Low Trading Volume for Common Stock

         Although the Common Stock is listed on the Amex, there has been, and the Company expects that there will continue to be, only limited shares of Common Stock outstanding and limited trading volume for the Common Stock. Accordingly, the market price of the Common Stock may not be reflective of its actual value.





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